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                                                                       EXHIBIT 1

                                    CHARTER
                                       OF
                            SIRROM INVESTMENTS, INC.


         The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation:

         1.      The name of the corporation is Sirrom Investments, Inc.

         2.      The corporation is for profit.

         3.      The street address of the corporation's principal office is:

                          500 Church Street, Suite 200
                          Nashville, Tennessee  37219
                          County of Davidson

         4.      (a)      The name of the corporation's initial registered
                          agent is Carl W. Stratton.

                 (b) The street address of the corporation's initial registered office in Tennessee is:

                          500 Church Street, Suite 200
                          Nashville, Tennessee  37219
                          County of Davidson

         5.      (a)      The name and address of the incorporator is:

                          Maria-Lisa Caldwell, Esq.
                          Caldwell & Caldwell, P.C.
                          500 Church Street, Suite 200
                          Nashville, TN 37219

         6. The number of shares of stock the corporation is authorized to issue is one million (1,000,000) shares of common stock, no par value.

         7. The shareholders of the corporation shall not have preemptive rights.

         8. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this Paragraph 9 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

         9. The purposes for which the corporation is organized are (i) to be a corporation licensed by the United States Small Business Administration ("SBA") as a small business investment company and (ii) to do all things which the Board of Directors determines to be necessary or appropriate in connection or associated therewith.

         10. No person shall serve as an officer or director of the corporation without the prior approval of the SBA.
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         11.     Upon the occurrence of any of the events specified in 13 CFR
107.1810(d)(1) through (d)(6) or (f)(1) through (f)(3) as determined by the SBA, the SBA shall have the right, and the Corporation consents to the SBA's exercise of the following rights:

                 (i) Upon the written notice, to require the corporation to replace, with individuals approved by the SBA, one or more of the corporation's officers and/or such number of directors of the corporation's board of directors as is sufficient to constitute a majority of such board; or

                 (ii) to obtain the appointment of the SBA or its designee as receiver of the corporation pursuant to Section 311(c) of the Small Business Investment Act of 1958, as amended (the "Act"), for the purpose of continuing to operate the Corporation. The appointment of a receiver to liquidate the corporation shall not be within such consent, but shall instead be governed by the relevant provisions of the Act.

Dated: July 10, 1996

                                              ---------------------------------
                                              Maria-Lisa Caldwell, Incorporator






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